Exhibit (d)(22)(i)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, dated as of May 1, 2011, by and between AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (the “Manager”), and Franklin Advisory Services, LLC, a Delaware limited liability company (“Adviser”).

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Manager has entered into an Investment Management Agreement dated May 1, 2011 with EQ Advisors Trust (“Trust”), an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Trust’s shareholders are and will be primarily separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the “Policies”) under which income, gains and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains or losses of such insurance companies; as well as other shareholders as permitted under Section 817(h) of the Internal Revenue Code of 1986, as amended (“Code”), and the rules and regulations thereunder with respect to the qualification of variable annuity contracts and variable life insurance policies as insurance contracts under the Code;

WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust and the Manager desire that the Manager retain the Adviser to render investment advisory and other services to the Funds or portion of a Fund listed on Appendix A of this Agreement that has been allocated to Adviser (“Allocated Portion”) in the manner and on the terms hereinafter set forth;

WHEREAS, the Manager has the authority under the Investment Management Agreement with the Trust to select advisers for each Fund of the Trust; and

WHEREAS, the Adviser is willing to furnish such services to the Manager and the Fund;

NOW, THEREFORE, the Manager and the Adviser agree as follows:

1.	APPOINTMENT OF ADVISER

The Manager hereby appoints the Adviser to act as an investment adviser for the Funds or Allocated Portion, subject to the supervision and oversight of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Fund or Allocated Portion will be maintained in the custody of a custodian (who shall be identified by the Manager in writing). The Adviser will not have custody of any securities, cash or other assets of the Fund or Allocated Portion and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Adviser.

3.	SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

A. As investment adviser to the Fund, the Adviser will coordinate the investment and reinvestment of the assets of the Fund or Allocated Portion and determine the composition of the assets of the Fund or Allocated Portion, subject always to the supervision and control of the Manager and the Trustees of the Trust.

B. As part of the services it will provide hereunder, the Adviser will:

(i) obtain and evaluate, to the extent deemed necessary and advisable by the Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which the Adviser invests for the Allocated Portion or which the Adviser considers for investment for the Allocated Portion;

(ii) formulate and implement a continuous discretionary investment program for the Allocated Portion;

(iii) take whatever steps the Adviser deems necessary to implement the investment program for the Allocated Portion by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of the Allocated Portion;

(iv) keep the Trustees of the Trust and the Manager fully informed in writing on an ongoing basis as agreed by the Manager and Adviser of all material facts concerning the investment and reinvestment of the assets in the Allocated Portion, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and the Adviser will attend meetings, either in person or via teleconference, with the Manager and/or the Trustees, as reasonably requested, to discuss the foregoing;

(v) in accordance with procedures and methods established by the Trustees of the Trust, which may be amended from time to time, provide reasonable assistance in determining the fair value of all securities and other investments/assets in the Fund or Allocated Portion, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Adviser for each security or other investment/asset in the Allocated Portion for which market prices are not readily available;

(vi) provide any and all material performance information, about accounts the Adviser manages, if appropriate, which are relevant to the Fund or Allocated Portion and that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Fund or Allocated Portion ; and

(vii) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons.

C. In furnishing services hereunder, the Adviser shall be subject to, and shall perform in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC and delivered to the Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund; (v) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions of the Manager. Prior to the commencement of the Adviser’s services hereunder, the Manager shall provide the Adviser with current copies of the Trust Declaration, By-Laws, Prospectus, SAI, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Trustees. The Manager undertakes to provide the Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document within a reasonable time before such amendments, modifications or supplements become effective. Notwithstanding the above, the Adviser shall not be responsible for performing in accordance with any of the above-mentioned documents unless it has received such document and any amendments, modifications or supplements that impact the management of the Fund will not be deemed effective with respect to the Adviser until the Adviser’s approval thereof.

D. In furnishing services hereunder, the Adviser will not consult with any other adviser to (i) the Fund, (ii) any other portfolio of the Trust, or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. (This shall not be deemed to prohibit the Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit the Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs a and b of rule 12d3-1 of the Investment Company Act.)

E. The Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Adviser’s duties under this Agreement.

F. The Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Adviser is directed at all times to seek to execute transactions for the Fund or Allocated Portion (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Manager from time to time and which have been provided to the Adviser or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Fund or Allocated Portion, in the name of the Fund or Allocated Portion or its nominees, the Adviser shall use its best efforts to obtain for the Fund or Allocated Portion “best execution”, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and a Fund or Allocated Portion.

G. Subject to the appropriate policies and procedures approved by the Board of Trustees, Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) cause a Fund or Allocated Portion to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser and the Fund or Allocated Portion an amount of commission for effecting a transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Fund or Allocated Portion or its other advisory clients. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

H. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund or Allocated Portion as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner which the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund or Allocated Portion and to its other clients over time. The Manager agrees that Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund or Allocated Portion. The Manager also acknowledges that Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund or Allocated Portion, and that Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Fund or Allocated Portion any investment that Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund or Allocated Portion.

I. The Adviser will maintain all accounts, books and records with respect to the Fund or Allocated Portion as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

J. Decisions on proxy voting will be made by Adviser unless such decisions are expressly reserved by Manager. Adviser’s obligation to vote proxies shall be contingent upon receipt of proxies from the Fund custodian in a timely manner. Adviser shall not be expected or required to take any action other than the rendering of investment-related advice with respect to lawsuits involving securities presently or formerly held in the Fund, or the issuers thereof. However, Adviser will use commercially reasonable efforts to file proofs of claim on behalf of the Fund in securities class-action suits and SEC settlements which have a proof of claim process for investors and, in that connection, Adviser may, without prior permission or consent, include information about the Fund. Manager and Fund acknowledge that by filing a proof of claim on the Fund’s behalf, Adviser may waive the Fund’s right to pursue separate litigation against the issuer with respect to the subject matter of the lawsuit. Should Adviser determine to undertake litigation against an issuer on behalf of one or more funds, Adviser shall obtain the prior written consent of the Fund to undertake such litigation. If the Fund consents to such litigation, the Fund agrees to pay the portion of any reasonable legal fees associated with the action or the Fund will forfeit any claim to any assets Adviser may recover on behalf of the Fund up to the amount of such legal fees owed by the Fund to the Adviser. If the Fund does not consent to such litigation, Manager and Fund agree to hold Adviser harmless for excluding the Fund from such action and agree to indemnify the Adviser against any claims they may have against the Adviser from the Fund exclusion.

4.	COMPENSATION OF ADVISER

The Manager will pay the Adviser an advisory fee with respect to the Fund or Allocated Portion as specified in Appendix A to this Agreement. Payments shall be made in arrears to the Adviser on or about the fifth day of each month; however, this advisory fee will be calculated daily for the Fund or Allocated Portion based on the net assets of the Fund or Allocated Portion on each day and accrued on a daily basis. If this Agreement becomes effective or is terminated before the end of any month, the advisory fee shall be calculated and paid to the Adviser only with respect to those days in which the Agreement is effective.

5.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Adviser or its Affiliates with respect to the Fund or Allocated Portion, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser or its Affiliates for, and the Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or Allocated Portion or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Adviser Indemnitees (as defined below) for use therein.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser as a result of any error of judgment or mistake of law by the Manager with respect to the Fund or Allocated Portion, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or Allocated Portion or the omission to state therein a material fact known to the Manager that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Adviser Indemnitees for use therein.

6.	REPRESENTATIONS OF MANAGER

The Manager represents, warrants and agrees that:

A. The Manager has been duly authorized by the Board of Trustees of the Trust to delegate to the Adviser the provision of investment services to the Fund or Allocated Portion as contemplated hereby.

B. The Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Adviser with a copy of such code of ethics.

C. The Manager is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Manager by applicable law and regulations.

D. The Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify Manager from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Manager will also promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund or Allocated Portion, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

7.	REPRESENTATIONS OF ADVISER

The Adviser represents, warrants and agrees as follows:

A. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of our knowledge has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Fund and the Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund or Allocated Portion, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Manager and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Compliance Officer or a vice-president of the Adviser shall certify to the Manager that the Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the reasonable written request of the Manager, the Adviser shall permit the Manager, its employees or its agents to examine the reports required to be made to the Adviser by Rule 17j-1(c)(1) but only to the extent such reports and/or records relate to the provision of services hereunder.

C. The Adviser has provided the Trust and the Manager with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission and promptly will furnish a copy of all amendments to the Trust and the Manager at least annually. Such amendments shall reflect all changes in the Adviser’s organizational structure, professional staff or other significant developments affecting the Adviser, as required by the Advisers Act.

D. The Adviser will use its best efforts to notify the Trust and the Manager of any assignment of this Agreement, or change of control of the Adviser, or any changes in the key personnel who are either the portfolio manager(s) of the Fund or Allocated Portion or senior management of the Adviser, as applicable, prior to such assignment or change. The Adviser agrees to bear all reasonable expenses of the Trust, if any, relating to shareholder notification of the Adviser’s assignment or change in control provided that the Adviser or its affiliate continues to provide investment advisory services to the Allocated Portion subsequent to the assignment.

E. The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F. The Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Allocated Portion, the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager, except as required by rule, regulation or upon the request of a governmental authority. However, the Adviser may use the performance of the Fund and Allocated Portion in its composite performance.

8.	NON-EXCLUSIVITY

The services of the Adviser to the Manager, the Fund and the Allocated Portion and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Adviser hereunder, provided that no such person shall perform any services with respect to the Fund or Allocated Portion that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Adviser, and neither the Manager nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

11.	RECORDS

The Adviser shall maintain all books and records required to be maintained by the Adviser pursuant to the Investment Company Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund or Allocated Portion. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Adviser hereby agrees (A) to preserve for the periods prescribed by Rule 31a-3 under the Investment Company Act any records that it maintains for the Fund or Allocated Portion that are required to be maintained by Rule 31a-1 under the Investment Company Act, (B) to provide the Fund or Allocated Portion with access to any such records upon reasonable request by the Fund or Allocated Portion and to promptly provide copies of any such records upon request and (C) that such records shall be the property of both the Trust and the Adviser, which shall provide copies of such records to the Trust or the Manager promptly upon written request. The Manager and the Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period through August 31, 2011 and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the Board of Trustees, including the approval by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

13.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of a Fund, on sixty (60) days’ written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Manager and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

14.	USE OF ADVISER’S NAME

The parties agree that the names of the Adviser and its affiliates and the Adviser’s and its affiliates’ logos, trademarks, service marks or trade names and any derivatives of such (altogether “Adviser Property”) are the valuable property of the Adviser and its affiliates. The Manager and the Trust may use Adviser Property: (1) to identify Adviser as the subadviser to the Trust as required by law or governmental regulations; (2) in marketing materials provided that such use is limited to: (a) identifying Adviser and the services performed for the Trust by the Adviser; and (b) providing biographical information about the Adviser derived from information provided by or made public by Adviser or its affiliates; and (3) to name the Fund “EQ/AXA Franklin Small Cap Value Core Portfolio.” Any other use of Adviser Property must be expressly pre-approved in writing by Adviser. Any change in any approved use of Adviser Property including, without limitation, change in the name of a Fund, requires prior approval in writing by the Adviser. Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use Adviser Property. If the Manager or the Trust makes any unauthorized use of Adviser Property the parties acknowledge that the Adviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser and its affiliates shall be entitled to injunctive relief, as well as any other remedy available under law.

15.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Fund of the Trust.

16.	ASSIGNMENT

No assignment shall be deemed to result from any changes in the directors, officers or employees of such Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Fund or Allocated Portion.

18.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	AXA Equitable Funds Management Group, LLC
Patricia Louie, Senior Vice President and Corporate Counsel
1290 Avenue of the Americas, 11th Floor
New York, New York 10104

For:	EQ Advisors Trust
Patricia Louie, Vice President and Secretary
1290 Avenue of the Americas, 11th Floor
New York, New York 10104

For:	Franklin Advisory Services, LLC
One Parker Plaza
Ninth Floor
Fort Lee, New Jersey 07024
Attn: Margaret McGee

With a copy to:

Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906
Attn: General Counsel

20.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

21.	TRUST AND SHAREHOLDER LIABILITY

The Manager and Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund or Allocated Portion. The Manager and Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund or Allocated Portion, nor from the Trustees or any individual Trustee of the Trust.

22.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

23.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		FRANKLIN ADVISORY SERVICES, LLC

By:	/s/ Steven M. Joenk	By:	/s/ William J. Lippman
	Steven M. Joenk		Name: William J. Lippman
	Chairman, Chief Executive Officer and President		Title: President

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

FRANKLIN ADVISORY SERVICES, LLC

Related Portfolios*	Annual Advisory Fee Rate

EQ/AXA Franklin Small Cap Value Core Portfolio** Multimanager Small Cap Value Portfolio (collectively referred to as “Related Portfolios”)

0.60% of the Related Portfolios’ average daily net assets up to and including $200 million;

0.52% of the Related Portfolios’ average daily net assets in excess of $200 million and up to and including $500 million;

0.50% of the Related Portfolios’ average daily net assets in excess of $500 million

*	For purposes of determining the annual advisory fee rate pursuant to this Schedule A, the assets of the Related Portfolios shall be aggregated. The aggregated assets will be applied to the above schedule and the resulting effective rate shall be applied to the actual assets of each Related Portfolio to determine the annual advisory fee rate.
**	The Portfolio has been designated a “multi-advised portfolio” and Franklin Advisory Services, LLC receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager.